Morgan Stanley Institutional Fund Trust - Mid
Cap Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	 Zalando SE
Purchase/Trade Date:	  09/30/2014
Offering Price of Shares: EUR 21.500
Total Amount of Offering: EUR 24,476,223
Amount Purchased by Fund: EUR 768,601
Percentage of Offering Purchased by Fund:
3.140
Percentage of Fund's Total Assets: 0.29
Brokers:  Morgan Stanley, Goldman Sachs
International, Credit Suisse, Deutsche Bank, JP
Morgan, Jefferies, Stifel
Purchased from: Goldman Sachs London
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.